Filed pursuant to Rule 424(b)(3)

Registration No. 333-183249

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated April 1, 2013)

William Lyon Homes

Shares of Class A Common Stock

Shares of Class C Common Stock

Convertible Preferred Stock

This prospectus supplement no. 1 supplements the prospectus dated April 1, 2013, relating to the registration of Class A Common Stock, Class C Common Stock and Convertible Preferred Stock of William Lyon Homes, or the Company, to satisfy registration rights granted by the Company in connection with the Company’s Joint Plan of Reorganization on February 25, 2012 and certain recent corporate transactions, as more fully described elsewhere in the prospectus.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on April 29, 2013.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 12 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 30, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 23, 2013

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	001-31625	33-0864902
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(Address of principal executive offices) (Zip Code)

(949) 833-3600

(Registrant’s telephone number, including area code)

4490 Von Karman Avenue,

Newport Beach, California 92660

(Former name and former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 5.02	Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 19, 2013, the Board of Directors (the “Board”) of William Lyon Homes, a Delaware corporation (the “Company”), approved an amendment (the “Plan Amendment”) to the Company’s 2012 Equity Incentive Plan (the “Plan”) to increase the maximum aggregate number of shares of the Company’s Class D Common Stock, par value $0.01 per share (“Class D Common Stock”) which may be issued under the Plan from 13,699,565 authorized shares to 30,000,000 authorized shares, subject to stockholder approval of the Plan Amendment. On April 25, 2013, the Company received stockholder approval of the Plan Amendment by written consent executed by stockholders representing holdings of at least a majority of (i) the outstanding shares of capital stock of the Company and (ii) the voting power of the outstanding shares of capital stock of the Company. The Plan Amendment became effective as of April 25, 2013, the date on which the Company obtained stockholder approval of the Plan Amendment.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Stockholder Written Consent

In connection with the proposed initial public offering (the “IPO”) of shares of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), as described in the Form S-1 Registration Statement (File No. 333-187819) filed with the Securities and Exchange Commission (the “Commission”) on April 9, 2013 (the “Form S-1”), the Board determined that it is advisable and in the best interests of the Company and its stockholders to approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Existing Charter”) and to amend and restate the Existing Charter (as amended and restated, the “Amended and Restated Charter”), as further described below and, in each case, subject to stockholder approval.

On April 23, 2013, the Company received stockholder approval of the amendment to the Existing Charter (the “Certificate of Amendment”) and the Amended and Restated Charter (together with the Certificate of Amendment, the “IPO Charter Amendments”) by written consent executed by stockholders (separate from the written consent approving the Plan Amendment, and hereinafter referred to as the “Stockholder Consent”) representing holdings of at least (i) a majority of the voting power of the outstanding capital stock of the Company, voting as a single class, (ii) 66 2/3% of the Class A Common Stock, voting separately as a class, (iii) a majority of the Class B Common Stock, par value $0.01 per share, of the Company (“Class B Common Stock”), voting separately as a class, (iv) a majority of the voting power of the Class B Common Stock and the Class D Common Stock, voting together as a separate class, (v) a majority of the Class C Common Stock, par value $0.01 per share, of the Company (“Class C Common Stock”) and the Convertible Preferred Stock, par value $0.01 per share, of the Company (“Convertible Preferred Stock”), voting together as a separate class, (vi) a majority of the Class C Common Stock, voting separately as a class, (vii) a majority of the Class D Common Stock, voting separately as a class, and (viii) a majority of the Convertible Preferred Stock, voting separately as a class.

Certificate of Amendment to the Company’s Existing Charter

The Stockholder Consent permits (but does not require) the Board to file the Certificate of Amendment with the Secretary of State of the State of Delaware (the “Secretary of State”) and thereby give effect to the Certificate of Amendment. The Certificate of Amendment, if and when it becomes effective, will amend the Existing Charter to (A) effect a reverse stock split of the Company’s Class A Common Stock (the “Class A Reverse Stock Split”) to be effective upon pricing of a Qualified IPO (as defined in the Existing Charter) and (B) clarify that the outstanding shares of Class C Common Stock, Class D Common Stock and Convertible Preferred Stock shall automatically convert into shares of Class A Common Stock (on a one-for-one basis and as automatically adjusted for the Class A Reverse Stock Split) immediately prior to the closing of a Qualified IPO. The Stockholder Consent approves a series of stock split ratios for the Class A Reverse Stock Split and provides that the Board shall abandon, prior to the effectiveness of the Certificate of Amendment, all stock split ratios other than the final stock split ratio selected by the Board and reflected in the Certificate of Amendment to be filed with the Secretary of State, without further action by the stockholders.

Amended and Restated Charter

The Stockholder Consent also permits (but does not require) the Board to file the Amended and Restated Charter, which amends and restates the Existing Charter (as amended upon the effectiveness of the Certificate of Amendment), with the Secretary of State and thereby give effect to the Amended and Restated Charter. The Amended and Restated Charter, if and when it becomes effective, will, among other things, effect a reverse stock split of the Class B Common Stock by the same split ratio selected by the Board for the Class A Reverse Stock Split, and implement additional charter provisions as described in the Form S-1.

Following the Company’s filing of the IPO Charter Amendments with the Secretary of State, if at all, the Company will file with the Commission one or more Current Reports on Form 8-K, which will provide additional important information concerning the IPO Charter Amendments, including the text of each of the IPO Charter Amendments.

Amendment to the Plan

The information disclosed under Item 5.02(e) above, describing the Plan Amendment and its approval by the Company’s stockholders by written consent, is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2013

WILLIAM LYON HOMES

By:	/s/ Colin T. Severn
Name:	Colin T. Severn
Its:	Vice President, Chief Financial Officer and Corporate Secretary